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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE                        Contact:   Christopher P. Marr
                                                        Chief Financial Officer
                                                        901-252-2000


              STORAGE USA TO RESPOND TO SECURITY CAPITAL'S PROPOSAL

         Storage USA, Inc. (NYSE:SUS) announced today that the Special Committee of its Board of Directors had received a proposal from Security Capital Group Incorporated (NYSE:SCZ) with respect to an extraordinary transaction between the two companies, and, after consideration, unanimously agreed to respond to the proposal.

         The Chairman of the Special Committee, Alan B. Graf, Jr., stated "The Special Committee anticipates commencing negotiations with Security Capital within the next few days. At this time, however, it is premature to arrive at any conclusions as to the likelihood of a transaction with Security Capital."

         The Company also announced that it does not anticipate issuing any further press releases regarding Security Capital's proposal until the Company either reaches a definitive agreement with Security Capital or terminates discussions with it.

         Storage USA, Inc. is a fully integrated, self-administered and self-managed real estate investment trust, which is engaged in the management, acquisition, development, construction and franchising of self-storage facilities. As of September 30, 2001, the Company owned, managed and franchised 557 facilities containing 37,692,000 square feet in 32 states and the District of Columbia.